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                                                                      EXHIBIT 21


                          NCI BUILDING SYSTEMS, INC.

                             List of Subsidiaries


Doors & Building Components, Inc.               Delaware

NCI Holding Corp.                               Delaware

NCI Operating Corp.                             Nevada

A & S Building Systems, Inc.                    Texas